                                     Registration No. 333-______________________



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------
                     JOHN HANCOCK FINANCIAL SERVICES, INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                               04-3483032
        (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)                 Identification No.)

                              JOHN HANCOCK PLACE
                          BOSTON, MASSACHUSETTS 02117
                    (Address of Principal Executive Offices
                              including Zip Code)

                   INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
                LONG-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES
                   DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                           (Full title of the Plans)

                               THOMAS E. MOLONEY
                            CHIEF FINANCIAL OFFICER
                     JOHN HANCOCK FINANCIAL SERVICES, INC.
                              JOHN HANCOCK PLACE
                          BOSTON, MASSACHUSETTS 02117
                                (617) 572-6000
           (Name, address and telephone number of agent for service)


                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
 Title of Securities         Proposed Maximum           Proposed Offering        Maximum Aggregate          Amount of
   to be Registered       Amount to be Registered   Price per Share or Unit (1)    Offering Price         Registration Fee
   ----------------       -----------------------   --------------------------   ------------------       ----------------
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share         1,000,000 Shares(2)         $34.835                   $34,835,000             $ 8,708.75
---------------------------------------------------------------------------------------------------------------------------
Deferred Stock
    Units                      250,000 Units             $34.835(3)                $ 8,708,750             $ 2,177.19
---------------------------------------------------------------------------------------------------------------------------
        Total............................................................................................. $10,885.94
---------------------------------------------------------------------------------------------------------------------------

(1) Computed pursuant to Rule 457(c) and (h) solely for the purpose of determining the registration fee, and based on the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange for January 31, 2001.

(2) Each share of Common Stock includes a Series A Junior Participating Preferred Stock Purchase Right issued pursuant to our Rights Agreement. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover any additional shares offered under the Plans to reflect share splits, share dividends, mergers and other capital changes.

(3) Based on each Deferred Stock Unit having a value equal to one share of the Common Stock.

                               EXPLANATORY NOTE

        The Registration Statement has been prepared in accordance with the requirements of Form S-8 and relates to 1,000,000 shares of Common Stock, $.01 par value per share, and 250,000 deferred stock units ("DSUs") of John Hancock Financial Services, Inc. The shares of Common Stock are registered with respect to offers of open market purchases of Common Stock either under the Company's Incentive Compensation Plan (the "ICP") or the Long-Term Incentive Plan for Senior Executives (the "LTIP"). The DSUs are registered for issuances under either the ICP or the LTIP. DSUs issued pursuant to the ICP are administered under the Company's Deferred Compensation Plan for Executives.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
        ---------------------------------------

        Incorporated by reference into this Registration Statement are the following documents heretofore filed by John Hancock Financial Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

        (a)  The Company's Annual Report on Form 10-K filed on March 24, 2000;

        (b) The Company's Quarterly Reports on Form 10-Q filed on May 15, 2000, August 11, 2000 and November 13, 2000; and

        (c) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), incorporated by reference into the Company's Registration Statement on Form 8-A filed with the Commission on January 7, 2000 from the Company's Registration Statement on Form S-1, as amended (No. 333-87271), and any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the initial filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4. Description of Securities
        -------------------------

        The Common Stock is registered under Section 12(b) of the Exchange Act.

        Deferred stock units, or DSUs, are obligations of the Company to pay deferred compensation in the future with a return on the amount of compensation deferred equal to the return that would occur if the deferred amount were used to purchase shares of the Company's Common Stock, including the immediate reinvestment of cash dividends when paid into shares of Common Stock. The DSUs are not convertible into another security of the Company and cannot be settled in or surrendered for shares of stock. Holders of DSUs have no voting rights or any attributes of stock ownership other than such equivalent economic return. DSUs cannot be settled in or surrendered for shares of stock. The number of DSUs received by each eligible participant under the Plans shall be equal to the amount deferred divided by the per share Fair Market Value (as defined in the Company's 1999 Long-Term Stock Incentive Plan) of Common Stock on the effective date of the deferral.

        DSUs registered for issuance hereunder are to be offered to eligible participants under the terms of either the Company's Incentive Compensation Plan (the "ICP") or Long-Term Incentive Plan for Senior Executives (the "LTIP").
DSUs issued pursuant to the ICP are administered under the Company's Deferred Compensation Plan for Executives (together with the ICP and the LTIP, the "Plans").

        DSUs are held in an unfunded account for the benefit of participants. The DSUs are general unsecured obligations to pay deferred compensation as described above in accordance with the terms of the Plans from the general assets of the Company, and rank "pari passu" with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. "Pari passu" is a Latin expression used in conversation by certain lawyers, accountants and other business professionals, meaning ratably or without preference.

        The amount of compensation deferred by each participant is determined in accordance with each participant's election. DSUs in an amount equal to each participant's deferral account (consisting of deferred compensation for a plan year and any earnings or losses in value thereon) will be payable on the withdrawal date either elected by the participant or upon the occurrence of certain events as provided under the Plans.

        DSUs will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Company. Nor will the DSUs have the benefit of any lien on any specific property of the Company. The DSUs cannot be alienated, sold, transferred, assigned, pledged, attached, garnished or otherwise encumbered, and pass only to a survivor beneficiary designated under the Plans, or as provided by the terms of the Plans.

        The DSUs and the earnings and losses related thereto may, in the sole discretion of the Company be held as a Company asset within a trust, including a so-called "Rabbi Trust." If a Rabbi Trust or similar trust is established, it will be intended to protect the DSUs and the return or loss thereon from being used for any purpose other than to pay the promised benefit to the participants. No participant shall have any interest in the assets of any such trust and the Company would have no further obligation with respect to amounts paid from any such trust. A Rabbi Trust or similar trust would not protect the DSUs in the event of a bankruptcy or insolvency of the Company.

        The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect a participant's right to DSUs in the amount of the participant's deferral accounts as of the date of such amendment or termination.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

        The validity of the DSUs which may be issued by the Company pursuant to the Plans will be passed upon for the Company by Philip Clarkson, Vice President and Counsel for the Company.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

        The Delaware General Corporation Law (the "Delaware Law") permits a Delaware corporation to include a provision in its Certificate of Incorporation, and the Company's Restated Certificate of Incorporation so provides, eliminating or limiting the personal liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any such of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions. Under Delaware law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In derivative actions, indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and, in the event such person shall have been adjudged to be liable to the corporation, only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses.

        The Company's By-Laws provide that directors and officers shall be, and at the discretion of the Board of Directors, nonofficer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company and further permits the advancing of expenses incurred in defending claims. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any Bylaw, agreement, vote of stockholders or otherwise. The Company's Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

        The Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities law.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not applicable.

Item 8.  Exhibits
         --------

         The Exhibit Index immediately preceding the exhibits is incorporated by reference.

Item 9.  Undertakings
         ------------

         (a) The undersigned Company hereby undertakes

                 (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                        (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                        (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                        (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 5th day of February, 2001.

                                JOHN HANCOCK FINANCIAL SERVICES, INC.


                                By: /s/ David F. D'Alessandro
                                   -------------------------------
                                   David F. D'Alessandro
                                   President and Chief Executive Officer


          Each person whose signature appears below does hereby make, constitute and appoint Thomas E. Moloney and Wayne A. Budd and each of them with full power without the other to act as his or her true and lawful attorney-in-fact and agent, in his or her name, place and stead to execute on his or her behalf, as an officer and/or director of John Hancock Financial Services, Inc. (the "Company"), the Registration Statement of the Company on Form S-8 (the "Registration Statement") for the registration of shares of the Company's common stock, par value $0.01, and deferred stock units in connection with and any and all amendments (including post-effective amendments) to the Registration Statement, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Act"), and any and all other instruments which either of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                        Title                                     Date
         /s/ Stephen L. Brown           Chairman of the Board of Directors           February 5, 2001
         ----------------------------
         Stephen L. Brown


         /s/ David F. D' Alessandro     President, Chief Executive Officer           February 5, 2001
         ----------------------------
         David F. D' Alessandro         and Director


         /s/ Wayne A. Budd              Executive Vice President                     February 5, 2001
         ----------------------------
         Wayne A. Budd

                                        Director                                     February 5, 2001
       ----------------------------
       Samuel W. Bodman

       /s/ I. MacAllister Booth         Director                                     February 5, 2001
       ----------------------------
       I. MacAllister Booth

       /s/ John M. Connors, Jr.         Director                                     February 5, 2001
       ----------------------------
       John M. Connors, Jr.

                                        Director                                     February 5, 2001
       ----------------------------
       Robert E. Fast

       /s/ Kathleen Foley Feldstein     Director                                     February 5, 2001
       ----------------------------
       Kathleen Foley Feldstein

       /s/ Nelson S. Gifford            Director                                     February 5, 2001
       ----------------------------
       Nelson S. Gifford

       /s/ Michael C.Hawley             Director                                     February 5, 2001
       ----------------------------
       Michael C. Hawley

       /s/ Edward H. Linde              Director                                     February 5, 2001
       ----------------------------
       Edward H. Linde

                                        Director                                     February 5, 2001
       ----------------------------
       Judith A. McHale

       /s/ R. Robert Popeo              Director                                     February 5, 2001
       ----------------------------
       R. Robert Popeo

       /s/ Richard F. Syron             Director                                     February 5, 2001
       ----------------------------
       Richard F. Syron

       /s/ Robert J. Tarr, Jr.          Director                                     February 5, 2001
       ----------------------------
       Robert J. Tarr, Jr.

                                EXHIBITS INDEX



Exhibit No.    Description of Exhibit
-----------    ----------------------

   5           Opinion of Philip Clarkson, John Hancock Financial Services, Inc.
               Vice President and Counsel (filed herewith).

   10.1 Incentive Compensation Plan for Employees (as effective February 5, 2001) (filed herewith).

   10.2 Long-Term Incentive Plan for Senior Executives (as effective February 5, 2001) (filed herewith).

   10.3 Deferred Compensation Plan for Executives (as effective February 5, 2001) (filed herewith).

   23.1        Consent of Ernst & Young LLP (filed herewith).

   23.2        Consent of Philip Clarkson, John Hancock Financial Services, Inc.
               Vice President and Counsel (included in Exhibit 5).

   24 Power of Attorney (filed herewith - see pages 7-8 of the Registration Statement).